SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 4, 2001

(Date of earliest event reported)

Rubio's Restaurants, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

000-26125 (Commission File Number)	33-0100303 (IRS Employer Identification No.)

1902 Wright Place, Suite 300

Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(760) 929-8226

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

    In response to the SEC's adoption of Rule 10b5-1, the board of directors of Rubio's Restaurants, Inc. (the "Company") approved amendments to its insider trading policy effective as of May 4, 2001 to permit its officers, directors and other parties subject to the Company's insider trading guidelines to enter into written trading plans complying with SEC Rule 10b5-1.

    Our President and Chief Executive Officer, Ralph Rubio, has advised us that he has entered into three individual written stock selling plans in accordance with SEC Rule 10b5-1 pursuant to which he will gradually liquidate up to 35,375 out of the over 1 million shares of our common stock beneficially owned by him and his minor children. Under the plans for each of Mr. Rubio's two minor children, up to 4,000 shares of our common stock will be sold under each plan in specified amounts at the then prevailing market price, subject to specified limitations. Selling under these plans will commence on the first trading day in August 2001. The plans for his minor children will expire in October 2001, unless terminated sooner in accordance with their terms. Under the third plan, up to 27,375 shares of our common stock will be sold in specified amounts at the then prevailing market price, subject to specified limitations. Selling according to this plan will commence on the first trading day of January 2002. This plan will expire in December 2002, unless terminated sooner in accordance with its terms.

    We anticipate that, as permitted by the new Rule 10b5-1 and our insider trading policy, some or all of our officers, directors and other insiders may establish trading plans at some date in the future.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBIO'S RESTAURANTS, INC.
Date: May 23, 2001	By:	/s/ JOSEPH N. STEIN Joseph N. Stein, Chief Strategic and Financial Officer and Secretary